                                                                    Exhibit 99.1

Aurora Foods Names Thomas M. Hudgins to Its Board of Directors

ST. LOUIS, November 21, 2002 Aurora Foods Inc. (NYSE: AOR), a producer and marketer of leading food brands, today announced that it has named Thomas M. Hudgins to the Company's Board of Directors.

Mr. Hudgins joins Aurora's Board after retiring from a thirty-five year career with Ernst & Young LLP. As one of Ernst & Young's partners, Mr. Hudgins served multi-national client companies and held numerous management positions at the firm. From 1993 to 1998, he served as managing partner of Ernst & Young's New York office, overseeing approximately 1,200 audit and tax professionals and staff personnel. Mr. Hudgins also was the partner in charge of the firm's New York financial services practice for four years and a member of Ernst & Young's international executive committee for its global financial services practice.

"Tom is a proven executive with impeccable credentials," said Dale F. Morrison, Chairman and Chief Executive Officer of Aurora. "He is a valuable addition to our Board and will greatly enhance our ongoing efforts to execute our business plan."

Mr. Hudgins is a member of the New York Enterprise Foundation's advisory board. He received a BS in Mathematics from Davidson College and an MBA from Harvard University.

About Aurora Foods Inc.

Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands including Duncan Hines(R) baking mixes; Log Cabin(R), Mrs. Butterworth's(R) and Country Kitchen(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. More information about Aurora may be found on the Company's Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.

                                       5